Our Ref . : LFSA.400-14/EEFE/EA/GREENPRO/2022 (1)
Date : 28 April 2022

Mr. Loke Che Chan, Gilbert
Director
Greenpro Capital Corp.
Rooms 305-306, 3/F
New East Ocean Centre
No.9 Science Museum Road
Tsim Sha Tsui
Hong Kong

Dear Mr. Loke,

Green-X Corp.
- Establishment of an Exchange under Part IX of the Labuan Financial Services and Securities Act 2010

The above matter refers.

2. We are pleased to inform that effective 18 April 2022, Labuan FSA hereby approves the application made by Green-X Corp. (Green-X) to:

(i) establish an Exchange under Part IX of the Labuan Financial Services and Securities Act 2010 (LFSSA), pursuant to Section 134 of the LFSSA; and

(ii) appoint Dr. Lee Chong Kuang as the Director of Green-X.

3. In relation to the approval, Green-X is required to comply with the following conditions prior to commencement of the Exchange within **three (3) months** from the date of this letter:

(i) To have a minimum paid-up capital of USD500,000 or equivalent in any foreign currency for the operations of Green-X. The capital must be deposited with a bank in Malaysia preferably in Labuan and to provide the proof of injection of capital to Labuan FSA. Green-X must maintain a paid-up capital unimpaired by losses of at least USD500,000 throughout its operations. Labuan FSA may also exercise its discretion to require

additional capital to commensurate with the business operations of Green-X, taking into account the risk profile as well as nature, scale, complexity and diversity of its business activities. In addition, based on the financial projection, we noted that Green-X is expected to incur loss during its first and second year of operations and will only profit in third year of its operations. In this regard, Green-X is required to ensure capital reserves would commensurate with the business operations and to have appropriate measures in place to be solvent at all times.

(ii) Deposit with Labuan FSA a security to the value of RM1 million for a period of two (2) years or such longer period as may be determined by Labuan FSA and no interest shall be paid on the security deposit;

(iii) Submit application for appointment of Greenpro Capital Corp. as the holding company of Green-X. For avoidance of doubt, please refer to the definition of holding company under the Labuan Companies Act 1990;

(iv) Submit application for appointment of individual(s) who is fit and proper person to be the additional directors of Green-X;

(v) Submit Letter of Undertaking (LOU) duly executed and stamped at the Malaysian Stamp Office. The sample of LOU is enclosed as per **Appendix I**;

(vi) Submit details of its operational office in Labuan including office address, contact numbers, list of staff and organisation chart;

4. In terms of operational and prudential requirements, Green-X must comply with the following at all times:

(i) Establish the Exchange Committee of not less than three (3) persons who possess relevant experience in financial, commercial or legal matters of whom the Chairman and one other person shall be appointed by the Minister of Finance, Malaysia and the rest appointed by Labuan FSA. Please submit the application for Labuan FSA's consideration;

(ii) Conduct its business with due diligence and care in accordance with sound principles and not to conduct business dealing with any person(s) or entity(s) which is sanctioned by the United National Security Council and abide by business plan submitted to Labuan FSA;

(iii) In terms of dealing with digital assets or cryptocurrency, the Exchange must have adequate measures which include having sufficient safeguards to manage risks related to money laundering and the countering of terrorism financing, and to safeguard the interests of their clients (broker-dealers, listing sponsors) in the course of their business

dealings. For this purpose, the Exchange need to adhere to Anti-Money Laundering and Counter Financing of Terrorism Requirements issued by Bank Negara Malaysia and Labuan FSA and market conduct requirements to promote fair and equitable market conduct practices via product transparency and disclosure as well as high standard of professionalism in their dealings with client;

(iv) For the Shariah-Compliant Exchange, Green-X must comply with the minimum Shariah compliance criteria set in the Shariah Pronouncement on Labuan Islamic Digital-Based Solutions dated 28 February 2022 and the requirements in the Directive on Islamic Financial Business in Labuan IBFC dated 6 August 2013 as well as the requirements in the Guidelines on Shariah Governance for Labuan Islamic Financial Institutions dated 9 December 2016.

(v) Establish its own set of By-laws, Rules of Exchange and Regulatory Functions as required under Section 135, 136 and 137 of the LFSSA respectively;

(vi) Shall file to Labuan FSA a copy of the financial statements within six (6) months from the end of financial year;

(vii) Must ensure appointment of trading agents in engaging the business of dealing in securities on the Exchange as required under Section 139 of the LFSSA and shall keep a register of the trading agents and listing sponsors and comply with the requirements under Section 140 of the LFSSA;

(viii) Establish an adequate set of internal policies and controls for its operations, compliances, corporate governance and risk management. These need to be regularly reviewed to ensure that they remain appropriate, relevant and prudent;

(ix) Obtain prior approval from Labuan FSA on the appointment of its shareholders, committee members, directors and principal officer, changes of business plan, establishment of additional office outside Labuan and any outsourcing arrangement;

(x) Appoint a Labuan approved auditor to carry out an annual audit of its accounts in respect of the business operation as pursuant to Section 174 of the LFSSA;

(xi) Have robust Know Your Customer (KYC) framework including proper customer due diligence and enhance due diligence process for onboarding clients for both retails and corporate clients. To ensure that

the information of the beneficial owner of the corporate clients are maintained and updated regularly by Green-X;

(xii) Ensure that the persons in controls, directors and principal officer meet the fit and proper person requirements as specified in the Guidelines on Fit and Proper Person Requirements issued by Labuan FSA. It is expected that the employees employed by Green-X are competent and possess sound knowledge of the services offered;

(xiii) In terms of the usage of technology on its business model/customer interface which is exclusively or substantially electronic, proper management of technology risk must be in place including but not limited to:

a) data/system security and arrangements for IT systems maintenance, support must be supported by a dedicated IT staff;

b) notify Labuan FSA as soon as possible, upon discovery of any incident of system malfunction and intrusion; and a root cause and impact analysis report must be submitted to Labuan FSA within 14 days or such longer period as the Authority may allow, from the discovery of the incident. The report shall contain at least the following:

- an executive summary of the relevant incident;
- an analysis of the root cause and the description of the impact of the relevant
- incident to the operations of the Exchange; and
- a description of the remedial measures taken to address the root cause and consequences of the relevant incident.

(xiv) Establish proper client protection framework to safeguard the client's interest which include but not limited to the following:

- Ensure the platform is efficient and accessible to client;
- Ensure that the client's asset is properly safeguard from any wrongful conversion or inappropriate use by any individual;
- Efficiently manage conflict of interest which may rise in the course of the company carrying out its business. Such conflict must be managed in a timely manner;
- Disclosure and display prominently on its platform, any relevant information relating to communication channels, fees, charges and other expenses that it may charge to clients as well as client's right relating the usage of the platform;
- Complaints handling or dispute resolutions; and
- Contingency arrangement in the event the platform is unable to carry out its operations or cease its business.

(xv) Appoint a sufficiently independent compliance officer who has the relevant knowledge and experience to ensure Green-X is meeting the requirements pursuant to the Guidelines on Compliance Function for Labuan Licensed Entities; and

(xvi) Comply with applicable laws and requirements which include the guidelines, directive and reporting requirements issued by Labuan FSA at all times.

5. Please be advised that Green-X is required to satisfy all the requirements mentioned in **Paragraph 3** within the stipulated period. Any request for further extension of time on the above will be charged a processing fee and subject to approval from Labuan FSA. Failure to comply within the stipulated time may cause the approval be deemed as null and void.

6. Green-X is also required to comply with the substantial activity requirements in Labuan as prescribed under the Labuan Business Activity Tax (Requirements for Labuan Business Activity) Regulations 2018 (Substance Regulation) including establishing an operational office in Labuan to avail to the preferential tax treatment under the Labuan Business Activity Tax Act 1990.

Please do not hesitate to contact us should you require further clarification and kindly be advised accordingly.

Thank you.

For and on behalf of
Labuan Financial Services Authority

Jaffree Ismail
Director
Business Development Department
HFF